PRICEWATERHOUSECOOPERS (LOGO)

PricewaterhouseCoopers LLP
650 Third Avenue South
Park Building
Suite 1300
Minneapolis MN 55402-4333
Telephone (612) 596 6000
Facsimile (612) 373 7160

Report of Independent Accountants

February 29, 2000

To the Board of Directors of
Irwin Financial Corporation:

We have examined management's assertion about Irwin Home Equity's (a majority-owned subsidiary of Irwin Financial Corporation) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31,1999 included in the accompanying management assertion. Management is responsible for Irwin Home Equity's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Irwin Home Equity's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Irwin Home Equity's compliance with the minimum servicing standards.

In our opinion, management's assertion that Irwin Home Equity complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP